FOR IMMEDIATE RELEASE:                                        NEWS
July 23, 1996                                     Nasdaq National Market/AVRT
                                                  http://www.avert.com

                   AVERT, INC. ANNOUNCES RECORD FINANCIAL RESULTS
                    FOR THE SECOND QUARTER AND SIX MONTH PERIOD


FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, today announced record financial results for its second quarter and six month period ended June 30, 1996.

Net revenues for the second quarter grew to a record $1,967,800, up 34% from $1,465,300 in the comparable quarter a year ago. Product and service revenue for the quarter increased 37% to $1,887,300 from $1,373,200 in the same quarter last year, with the average revenue per day growing to $29,500 from $21,500 in the second quarter a year ago. Through six months, the Company reported net revenues of $3,620,000, up 30% from $2,776,600 in the same period last year.

The Company continued its strong growth in new customers with 558 the second quarter, up 63% from the second quarter last year.

Net income reached a records $272,100, or 8 cents per share, up 22% from $223,700, or 6 cents per share, in the same quarter last year. Net income for the six month period grew to $463,200, or 14 cents per share, from $440,800, or 13 cents per share, in the comparable period a year ago.

"We are pleased to announce increased earnings and believe that our earnings will continue to grow with our revenue," said Dean Suposs, president and chairman at Avert, Inc. "We are encouraged by the market feedback on our new programs and services and we continue to research and develop additional products and services that will expand our role in the hiring process. Our price increase and additional service revenue should continue our increased profitability as we go forward. We are pursuing an aggressive marketing plan and are excited about the continued expansion of our market."

Revenue from criminal history reports grew 49% from the second quarter year ago; previous employment reports, education and credit reports advanced 33%; motor vehicle driving records increased 18%; revenue from other products and services increased 87%; and workers' compensation histories declined 2%.

During the quarter, the Company announced a price increase a 4-10% for most products. Avert is committed to providing the most current, accurate information available which means that the Company always goes directly to the source of information for all records. The change in prices reflects the higher costs associated with the continued acquisition of the highest quality data.

Additionally, Avert introduced a new program called Avertadvantage to reward customer loyalty with discounts, services and resources. The new program enables Avert to segment its pricing to different customer groups and deliver value-added services to expand its role in the hiring process.

Also, during the quarter, Avert hired Jerry Thurber as Director of Infor-mation Technology. "We are focused on using technology as a competitive advantage and Thurber has extensive experience helping service companies leverage information technology," added Suposs.

Subsequent to the quarter, Avert hired eight additional independent sales representatives to capitalize on the expanding national market. The respresentatives are located in San Francisco, Washington D.C., Orlando, Indianapolis, Atlanta, Nashville, Pittsburgh, and Phoenix. Avert plans to continue to grow its distribution channels through independent representatives, resellers, strategic partnerships and acquisitions.

Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Avert guarantees that is products and services are the most current and accurate available. Products and services include criminal records, civil records, workers' compensation histories, driving records, previous employment verification, credit histories, education verification and social security number validation.

EARNINGS RECAP               Second Quarter Ended       Six Months Ended
                                   June 30,                June 30,
                             1996           1995        1996        1995
                                (unaudited)                (unaudited)
Revenue                   $1,967,800      $1,465,300  $3,620,000  $2,776,600
Net Income                $  272,100      $  223,700  $  463,200  $  440,800
Net Income per common
   share                  $      .08             .06         .14         .13
Weighted avg. shares
   outstanding             3,418,490       3,442,250   3,427,800   3,442,250

BALANCE SHEEET DATA         June 30,                      December 31,
                              1996                           1995
Working Capital           $6,138,300                  $6,426,900
Total Assets              $8,656,500                  $8,383,200
Total Liabilities         $  470,100                  $  547,800
Shareholders' Equity      $8,186,400                  $7,385,400


Contact:
Avert, Inc.
Kim Moss, Investor Relations
970/484-7722